At Home Group Inc. Announces Third Quarter Fiscal 2019 Financial Results

•	Q3 net sales increased 25.5%; comparable store sales increased 5.2%
•	Delivers 19th consecutive quarter of comparable store sales growth
•	Delivers 18th consecutive quarter of over 20% net sales growth
•	Operating income increased 105%; adjusted operating income(1) increased 61%
•	Q3 EPS increased to $0.17; Q3 pro forma adjusted EPS(1) increased to $0.18

Plano, Texas, December 6, 2018 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the third quarter ended October 27, 2018.

Lee Bird, Chairman and Chief Executive Officer, stated: “We had an exceptional third quarter exceeding our top and bottom line expectations. Net sales growth of over 25% was fueled by continued strong performance from our new stores and a 5.2% increase in comparable store sales. Alongside our topline performance, we delivered 280 basis points of gross margin expansion and reinvested in store labor hours and advertising, resulting in a 105% increase in operating income and a 61% increase in adjusted operating income. We also made progress on our key priorities aimed at strengthening both the customer experience and our superior value proposition.”

Mr. Bird added, “Our fourth quarter comparable store sales outlook reflects a patch of softness early in the quarter before the business rebounded.  However, the continued strength of our new and non-comp stores enables us to reiterate both our net sales and adjusted profitability metrics for fiscal 2019 as we look forward to delivering yet another year of industry-leading growth.”

For the Thirteen Weeks Ended October 27, 2018

•

Net sales increased 25.5% to $267.2 million from $213.0 million in the quarter ended October 28, 2017, driven by the net addition of 29 stores since the third quarter of fiscal 2018 and a comparable store sales increase of 5.2%.

•

We expanded our store footprint by opening eight net new stores, including one store relocation, in the third quarter of fiscal 2019. We ended the quarter with 173 stores in 36 states, which represents a 20.1% increase in store count since October 28, 2017.

•

Gross profit increased 37.2% to $86.0 million from $62.7 million in the third quarter of fiscal 2018. Gross margin expanded by 280 basis points to 32.2% from 29.4% in the prior year period primarily due to product margin improvement, including direct sourcing benefits, partially offset by increased occupancy costs resulting from our fiscal 2019 and 2018 sale-leaseback transactions.

•

Selling, general and administrative expenses (“SG&A”) increased 26.2% to $65.3 million from $51.8 million in the prior year period primarily due to the net addition of 29 stores, increased advertising and store labor hours to support our growth strategies and expenses associated with the transition of our former chief financial officer,  partially offset by the nonrecurrence of IPO-related stock-based compensation expense.

•

Adjusted SG&A1 increased 32.2% to $63.9 million compared to $48.3 million in the third quarter of fiscal 2018. Adjusted SG&A1 as a percentage of net sales increased 120 basis points to 23.9% primarily due to increased store labor hours and advertising.

•	Operating income increased 105.0% to $19.1 million compared to $9.3 million in the third quarter of fiscal 2018.
•

Adjusted operating income[1] increased 61.0% to $20.5 million from $12.8 million in the third quarter of fiscal 2018. Adjusted operating margin[1] expanded by 170 basis points to 7.7% of net sales driven by gross margin improvement partially offset by increased store labor hours and advertising.

•

Interest expense increased to $7.0 million from $5.6 million in the third quarter of fiscal 2018 due to an increase in interest rates since October 28, 2017 as well as increased borrowings under our revolving credit facility (“ABL Facility”) to support our growth strategies.

•

Income tax expense was $1.0 million compared to $1.3 million in the third quarter of fiscal 2018. Recognition of excess tax benefits related to stock option exercises favorably impacted our effective tax rate in the third quarter of fiscal 2019.

•	Net income increased to $11.1 million compared to $2.4 million in the third quarter of fiscal 2018.

•	Pro forma adjusted net income[1] increased 169.6% to $12.0 million from $4.5 million in the third quarter of fiscal 2018.
•	EPS increased to $0.17 from $0.04 and pro forma adjusted EPS[1] increased to $0.18 from $0.07 as compared to the third quarter of fiscal 2018.
•	Adjusted EBITDA[1] increased 41.4% to $39.1 million from $27.6 million in the third quarter of fiscal 2018.

For the Thirty-nine Weeks Ended October 27, 2018

•

Net sales increased 23.6% to $811.8 million year to date from $656.9 million in the prior year period driven by the net addition of 29 stores since October 28, 2017 and a comparable store sales increase of 2.9%.

•

Gross profit increased 29.4% to $268.6 million year to date from $207.6 million in the prior year period. Gross margin expanded by 150 basis points to 33.1% from 31.6% primarily due to product margin improvement and the nonrecurrence of prior year distribution costs associated with inventory investments, partially offset by increased occupancy costs resulting from our fiscal 2019 and 2018 sale-leaseback transactions.

•

SG&A increased 52.7% to $232.4 million year to date from $152.2 million in the prior year period primarily due to $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the second quarter of fiscal 2019, the net addition of 29 stores, as well as increased advertising and store labor hours to support our growth strategies.

•

Adjusted SG&A1 increased 29.6% to $185.7 million year to date compared to $143.3 million in the prior year period. Adjusted SG&A1 as a percentage of net sales increased 110 basis points to 22.9% primarily due to increased store labor hours and advertising.

•

Operating income decreased to $31.5 million year to date from $50.9 million in the prior year period primarily due to $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the second quarter of fiscal 2019.

•

Adjusted operating income[1] increased 30.7% to $78.1 million year to date from $59.8 million in the prior year period. Adjusted operating margin[1] expanded by 50 basis points to 9.6% driven by gross margin improvement, partially offset by increased store labor hours and advertising.

•

Interest expense increased to $19.5 million year to date from $15.9 million in the prior year period due to an increase in interest rates since October 28, 2017 as well as increased borrowings under our ABL Facility to support our growth strategies.

•

Income tax benefit was $7.4 million year to date compared to income tax expense of $13.0 million in the prior year period.  A  pre-tax loss in the second quarter of fiscal 2019, partially offset by the recognition of $9.8 million in excess tax benefits related to stock option exercises, impacted our effective tax rate for the thirty-nine weeks ended October 27, 2018.

•	Net income was $19.4 million year to date compared to $22.0 million in the prior year period.
•	Pro forma adjusted net income[1] grew 99.1% to $54.8 million year to date from $27.5 million in the prior year period.
•	EPS was $0.29 year to date compared to $0.35 in the prior year period. Pro forma adjusted EPS[1] was $0.82 year to date compared to $0.44 in the prior year period.
•	Adjusted EBITDA[1] increased 28.3% to $131.7 million year to date from $102.7 million in the prior year period.

Sale-leaseback Transaction

In October 2018, we completed a sale-leaseback transaction pursuant to which four properties were sold for a total of $56.5 million and contemporaneously leased back for cumulative initial annual rent of $3.8 million, subject to annual escalations.

Balance Sheet Highlights as of October 27, 2018

•	Net inventories increased 25.8% to $349.4 million compared to $277.8 million as of October 28, 2017, primarily due to a 20.1% increase in the number of open stores.
•	Total liquidity (cash plus $104.0 million of availability under our ABL Facility) was $116.9 million.
•	Total debt was $297.0 million compared to $308.8 million as of October 28, 2017. There was $241.3 million outstanding under the ABL Facility as of October 27, 2018.

Subsequent Events

On November 27, 2018, we amended our existing senior secured term loan facility and borrowed an additional $50.0 million under the agreement. Net proceeds were used to repay approximately $49.6 million of borrowings under our ABL Facility.

Outlook & Key Assumptions

Chief Financial Officer, Jeff Knudson, stated: “We are very pleased with our third quarter results, highlighted by strong top line growth, margin expansion and increased profitability. Our focus remains on our proven operating model and the disciplined execution of our strategic initiatives, including our important distribution center investment next year, which further positions us to capitalize on the long runway of growth that lies ahead.” Below is an overview of our outlook and related assumptions for selected fourth quarter and fiscal 2019 financial data.

For fiscal 2019, we expect:

•

Net sales of $1.159 billion to $1.164 billion, representing year-over-year growth of 22% to 23%, based on 34 gross and 31 net new store openings and an assumed comparable store sales increase of 2.2% to 2.5%, which would represent an 8.7% to 9.0% increase on a two-year comparable store sales basis.

•	Gross margin expansion of approximately 75 basis points.
•	Slight adjusted operating margin[1,2] expansion.
•	Interest expense of approximately $27.2 million.
•	An effective tax rate of approximately 22% before considering an estimated $9.8 million of tax benefit from stock option exercises.
•	66.5 million diluted weighted average shares outstanding.
•	Net income of $48.7 million to $50.7 million and EPS of $0.73 to $0.76.
•	Pro forma adjusted net income[1,2] of $85.0 million to $87.0 million, representing year-over-year growth of 42% to 45%, and pro forma adjusted EPS[1] of $1.28 to $1.31.
•	Net capital expenditures of $225 million to $235 million, net of approximately $148 million of net sale-leaseback proceeds.

For the fourth quarter of fiscal 2019, we expect:

•

Net sales of $347 million to $352 million based on 7 net new store openings and an assumed comparable store sales increase of 1.0% to 2.0%, which would represent an 6.7% to 7.7% increase on a two-year comparable store sales basis.

•	Flat gross margin reflecting product margin expansion offset by occupancy costs from sale-leaseback transactions.
•	Adjusted operating margin[1,2] contraction driven by an estimated $4 million dollars of preopening costs related to our second distribution center.
•	Interest expense of $7.7 million.
•	An effective tax rate of approximately 22%.
•	66.6 million diluted weighted average shares outstanding.
•	Net income of $29.2 million to $31.2 million and EPS of $0.44 to $0.47.
•	Pro forma adjusted net income[1,2] of $30.2 million to $32.2 million and pro forma adjusted EPS[1] of $0.45 to $0.48.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Management’s forecast of adjusted operating income and pro forma adjusted net income for fiscal 2019 excludes pre-tax expenses related to the CFO Transition of $2.4 million, the special one-time IPO bonus grant of $2.5 million, the June 2018 grant of equity incentive awards to our CEO of $41.5 million, and transaction costs of $1.5 million. Management’s forecast of adjusted operating income and pro forma adjusted net income for the fourth quarter of fiscal 2019 excludes pre-tax expenses related to the CFO Transition of $1.3 million.

Conference Call Details

A conference call to discuss the third quarter fiscal 2019 financial results is scheduled for today, December 6, 2018, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before net interest expense, loss from early extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means net income, adjusted for impairment charges, loss on extinguishment of debt, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses and the income tax impact associated with the special one-time initial public offering bonus stock option exercises, non-cash stock-based compensation expense related to the special one-time grant of stock options to our Chairman and Chief Executive Officer (the “CEO grant”), costs associated with the resignation of our former Chief Financial Officer (the “CFO Transition”), transaction costs related to our initial public offering and the registration and sale of shares of our common stock on behalf of our Sponsors, losses incurred due to the modification of debt and tax impacts associated with the federal tax reform legislation enacted on December 22, 2017 (the “Tax Act”).

“adjusted operating income” means operating income (loss) adjusted for impairment charges, certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation expense related to a special one-time IPO bonus grant, the payroll tax expenses associated with the special one-time IPO bonus grant stock option exercises, non-cash stock-based compensation expense related to the CEO grant and expenses associated with the CFO transition.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation expense related to a special one-time IPO bonus grant, the payroll tax expenses associated with the special one-time IPO bonus grant stock option exercises, non-cash stock-based compensation expense related to the CEO grant and expenses associated with the CFO transition.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. In this release, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for, in certain periods, normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted share count on a pro forma basis.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the fourth quarter and fiscal 2019, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities, impact of expected stock option exercises and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 27, 2018 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-

looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 178 stores in 36 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	October 27, 2018	January 27, 2018	October 28, 2017
Assets
Current assets:
Cash and cash equivalents	$12,895	$8,525	$10,212
Inventories, net	349,383	269,844	277,764
Prepaid expenses	10,519	7,911	4,991
Other current assets	21,866	14,653	5,582
Total current assets	394,663	300,933	298,549
Property and equipment, net	613,428	466,263	446,269
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,649	1,978	2,088
Restricted cash	2,515	—	—
Noncurrent deferred tax asset	50,973	33,561	48,804
Other assets	811	316	311
Total assets	$1,635,229	$1,374,241	$1,367,211
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$98,325	$79,628	$70,759
Accrued and other current liabilities	107,967	89,499	82,860
Revolving line of credit	241,300	162,000	185,195
Current portion of deferred rent	11,325	9,072	9,083
Current portion of long-term debt and financing obligations	3,496	3,474	4,302
Income taxes payable	—	—	562
Total current liabilities	462,413	343,673	352,761
Long-term debt	288,419	289,902	298,037
Financing obligations	33,365	19,690	19,714
Deferred rent	166,527	124,054	122,885
Other long-term liabilities	4,736	6,043	6,311
Total liabilities	955,460	783,362	799,708
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 63,570,394, 61,423,398 and 60,441,045 shares issued and outstanding, respectively	636	614	604
Additional paid-in capital	641,973	572,488	558,977
Retained earnings	37,160	17,777	7,922
Total shareholders' equity	679,769	590,879	567,503
Total liabilities and shareholders' equity	$1,635,229	$1,374,241	$1,367,211

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017

Net sales	$267,180	$212,954	$811,833	$656,859
Cost of sales	181,189	150,292	543,221	449,287
Gross profit	85,991	62,662	268,612	207,572

Operating expenses
Selling, general and administrative expenses	65,342	51,775	232,398	152,159
Depreciation and amortization	1,553	1,571	4,747	4,522
Total operating expenses	66,895	53,346	237,145	156,681

Operating income	19,096	9,316	31,467	50,891
Interest expense, net	6,992	5,626	19,450	15,934
Income before income taxes	12,104	3,690	12,017	34,957
Income tax provision (benefit)	1,014	1,315	(7,366)	13,000
Net income	$11,090	$2,375	$19,383	$21,957

Earnings per share:
Net income per common share:
Basic	$0.17	$0.04	$0.31	$0.36
Diluted	$0.17	$0.04	$0.29	$0.35
Weighted average shares outstanding:
Basic	63,497,334	60,427,649	62,718,485	60,399,546
Diluted	66,604,638	63,985,070	66,396,813	63,143,760

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirty-nine Weeks Ended
	October 27, 2018	October 28, 2017
Operating Activities
Net income	$19,383	$21,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,783	34,943
Loss on disposal of fixed assets	10	87
Non-cash interest expense	1,570	1,599
Amortization of deferred gain on sale-leaseback	(6,422)	(4,543)
Deferred income taxes	(17,413)	(8,069)
Stock-based compensation	48,307	9,951
Changes in operating assets and liabilities
Inventories	(79,539)	(33,969)
Prepaid expenses and other current assets	(9,821)	(1,504)
Other assets	(496)	237
Accounts payable	14,603	9,233
Accrued liabilities	5,046	2,997
Income taxes payable	—	(6,790)
Deferred rent	14,696	10,329
Net cash provided by operating activities	30,707	36,458
Investing Activities
Purchase of property and equipment	(270,084)	(176,061)
Net proceeds from sale of property and equipment	148,467	62,386
Net cash used in investing activities	(121,617)	(113,675)
Financing Activities
Payments under lines of credit	(464,407)	(279,171)
Proceeds from lines of credit	543,707	362,791
Payment of debt issuance costs	—	(1,906)
Proceeds from issuance of long-term debt	—	6,162
Payments on financing obligations	(219)	(137)
Payments on long-term debt	(2,486)	(8,696)
Proceeds from exercise of stock options	21,200	812
Net cash provided by financing activities	97,795	79,855
Increase in cash, cash equivalents and restricted cash	6,885	2,638
Cash, cash equivalents and restricted cash, beginning of period	8,525	7,574
Cash, cash equivalents and restricted cash, end of period	$15,410	$10,212

Supplemental Cash Flow Information
Cash paid for interest	$16,911	$14,017
Cash paid for income taxes	$16,015	$29,860
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$16,209	$10,852
Property and equipment reduction due to sale-leaseback	$(111,932)	$(46,184)
Property and equipment acquired under capital lease	$—	$1,006
Property and equipment additions due to build-to-suit lease transactions	$13,679	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measure pro forma adjusted net income to net income, its most directly comparable GAAP financial measure, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017

Selling, general and administrative expenses as reported	$65,342	$51,775	$232,398	$152,159
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	(2,719)	(2,521)	(8,156)
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	(18)	—	(64)	—
Stock-based compensation related to one-time CEO grant(c)	—	—	(41,475)	—
CFO Transition costs(d)	(1,129)	—	(1,129)	—
Transaction costs(e)	(300)	(724)	(1,478)	(724)
Adjusted selling, general and administrative expenses	$63,895	$48,332	$185,731	$143,279

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017

Operating income as reported	$19,096	$9,316	$31,467	$50,891
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	2,719	2,521	8,156
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	18	—	64	—
Stock-based compensation related to one-time CEO grant(c)	—	—	41,475	—
CFO Transition costs(d)	1,129	—	1,129	—
Transaction costs(e)	300	724	1,478	724
Adjusted operating income	$20,543	$12,759	$78,134	$59,771
Adjusted operating margin	7.7%	6.0%	9.6%	9.1%

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017

Net income	$11,090	$2,375	$19,383	$21,957
Adjustments:
Loss on modification of debt(f)	—	—	—	179
Stock-based compensation related to special one-time IPO bonus grant(a)	—	2,719	2,521	8,156
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	18	—	64	—
Stock-based compensation related to one-time CEO grant(c)	—	—	41,475	—
CFO Transition costs(d)	1,129	—	1,129	—
Transaction costs(e)	300	724	1,478	724
Tax impact of adjustments to net income(g)	(350)	(1,227)	(10,716)	(3,369)
Tax impact (benefit) related to special one-time IPO bonus stock option exercises(h)	(168)	—	(565)	—
Adjusted Net Income	12,019	4,591	54,769	27,647
Adjustments for comparability between periods:
Tax rate adjustments(i)	—	(133)	—	(137)
Pro forma adjusted net income	$12,019	$4,458	$54,769	$27,510
Diluted weighted average shares outstanding	66,604,638	63,985,070	66,396,813	63,143,760
Pro forma adjusted EPS	$0.18	$0.07	$0.82	$0.44

(a)

Non-cash stock-based compensation expense associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.
(c)

Non-cash stock-based compensation expense associated with the CEO grant, which we do not consider in our evaluation of our ongoing performance. The CEO grant vested and was fully recognized in the second fiscal quarter 2019.

(d)	Costs related to the CFO Transition in the third fiscal quarter 2019.
(e)	Charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors, which we do not consider in our evaluation of our ongoing performance.
(f)	Non-cash loss due to a change in the ABL Facility lenders under the ABL Amendment resulting in immediate recognition of a portion of the related unamortized deferred debt issuance costs.
(g)

Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income, the adjusted effective tax rate for thirteen and thirty-nine weeks ended October 27, 2018 was 11.3% and 6.7%, respectively. The effective tax rate for the thirteen and thirty-nine weeks ended October 28, 2017 was 35.6% and 37.2%, respectively.

(h)	Represents the income tax impact (benefit) related to stock option exercises associated with the IPO grant.
(i)

Represents the tax adjustment required to calculate pro forma adjusted net income for the thirteen and thirty-nine weeks ended October 28, 2017, including all outlined adjustments, at a normalized effective tax rate of 37.5%.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017

Net income	$11,090	$2,375	$19,383	$21,957
Interest expense, net	6,992	5,626	19,450	15,934
Income tax provision (benefit)	1,014	1,315	(7,366)	13,000
Depreciation and amortization(a)	14,852	12,255	40,783	34,943
EBITDA	$33,948	$21,571	$72,250	$85,834
Consulting and other professional services(b)	1,270	1,756	5,182	4,553
Stock-based compensation expense(c)	1,595	710	4,311	1,795
Stock-based compensation related to special one-time IPO bonus grant(d)	—	2,719	2,521	8,156
Stock-based compensation related to one-time CEO grant(e)	—	—	41,475	—
Non-cash rent(f)	926	657	3,919	2,164
Other(g)	1,342	220	2,083	205
Adjusted EBITDA	$39,081	$27,633	$131,741	$102,707
Costs associated with new store openings(h)	4,411	4,514	13,030	12,514
Corporate overhead expenses(i)	24,350	18,652	68,666	55,444
Store-level Adjusted EBITDA	$67,842	$50,799	$213,437	$170,665

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of income.
(b)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors.

(c)

Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors.

(d)

Non-cash stock-based compensation expense associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(e)

Non-cash stock-based compensation expense associated with a special one-time grant of stock options to our Chairman and Chief Executive Officer that vested and was fully recognized in the second fiscal quarter 2019 (the “CEO grant”), which we do not consider in our evaluation of our ongoing performance. The CEO grant vested and was fully recognized in the second fiscal quarter 2019.

(f)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(2.3) million and $(1.6) million during the thirteen weeks ended October 27, 2018 and October 28, 2017, respectively, and $(6.4) million and $(4.5) million during the thirty-nine weeks ended October 27, 2018 and October 28, 2017, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(g)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including a payroll tax expense of $0.2 million and $0.8 million related to the exercise of stock options for the thirteen and thirty-nine weeks ended October 27, 2018, respectively, and costs incurred of $1.1 million related to the CFO Transition in the third fiscal quarter 2019.

(h)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened nine and eight new stores during the thirteen weeks ended October 27, 2018 and October 28, 2017, respectively, and 27 and 23 new stores during the thirty-nine weeks ended October 27, 2018 and October 28, 2017, respectively.

(i)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Rachel Schacter
203.682.8200
Farah.Soi@icrinc.com

Rachel.Schacter@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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